Exhibit 99.2

August 10, 2005

Mr. Tim McGrath

17315 Wyeth Circle

Spring, TX 77379

Dear Tim,

Everyone with whom you met and worked while operating as a consultant for Genaissance has been impressed with your accomplishments.  We believe your experience will make you a tremendous asset at this exciting time in the company’s development.  I am pleased, therefore, to formally offer you the position of Senior Vice President, Molecular Services reporting directly to me.

In this role, you will be responsible for the sales and profitability of all molecular services to include those services provided by the Lark Houston and UK facilities as well as all CT based research sequencing and genotyping. Your success will be measured based on your performance in terms of cash flow and profitability goals that we should establish together, as well as short term (3 month) and one year objectives.

Tim, the Molecular Services Business is a critical part of the Company’s successful development as a service based company.  As you know we have the opportunity of building a leading services business by integrating sales teams and optimizing operations.  We will be looking to you to help us achieve our goals in a defined, aggressive timeframe.

Details of this offer and compensation are as follows:

•                  Your semi-monthly salary will be $8,333.33 ($200,000 if annualized). You will be scheduled for an annual performance review.

•                  You will be entitled to all company benefits outlined in the accompanying Benefits Overview.

The terms of this offer are contingent upon successful completion of pre-employment reference checks and background reports.

As with all Genaissance Employees, this is employment at-will and may be terminated by either party at any time, for any reason, without previous notice.  This offer letter is not an employment contract and should not be construed as a contract.

Enclosed, please find an Employee Agreement on Ideas, Inventions, and Confidential Information for your review.  You will be required to sign this agreement upon commencement of your employment with Genaissance.  If you have any questions regarding this agreement or the benefits information contained within, please contact Jennifer Barretta, Associate Director, Human Resources at 203.786.3523.

Please indicate your acceptance of the terms of this offer by signing and returning one copy of this letter. At that time we can discuss a mutually agreeable start date.  Please see Theresa Grider on that day so that she may conduct your new hire orientation and have you complete the necessary paperwork.  Tim, we look forward to welcoming you as a member of the Genaissance executive management team.

Sincerely,

/s/ Kevin Rakin

Kevin Rakin
President & Chief Executive Officer

I agree to the terms of employment as outlined above:

/s/ Tim McGrath	August 10, 2005

Tim McGrath

Date

I decline the offer of employment as outlined above:

Tim McGrath

Date